News Release
EXHIBIT 99.2

SM ENERGY ANNOUNCES THE APPOINTMENT OF BARTON R. BROOKMAN TO THE COMPANY’S BOARD OF DIRECTORS AND PROMOTION OF JAMES B. LEBECK

DENVER, CO February 21, 2024 - SM Energy Company (the “Company”) (NYSE: SM) today announces that Barton R. Brookman has been appointed to serve as an independent director and as a member of the Audit Committee and the Environmental, Social and Governance Committee of the Board of Directors (the “Board”).
Julio Quintana, Chairman of the Board, comments: “Bart’s background and experience will provide valuable expertise to the SM Energy Board. Bart brings an extensive background in the upstream industry. We welcome Bart and look forward to his advice and insight.”
Mr. Brookman previously served as President and Chief Executive Officer of PDC Energy, Inc. ("PDC") from January 2015 until PDC was acquired by Chevron Corporation in August 2023. Mr. Brookman originally joined PDC in July 2005 as Senior Vice President-Exploration and Production; he was appointed to the position of Executive Vice President and Chief Operating Officer in June 2013 and then served as President and Chief Operating Officer from June 2014 through December 2014. Prior to joining PDC, Mr. Brookman worked for Patina Oil and Gas and its predecessor Snyder Oil from 1988 until 2005 in a series of operational and technical positions of increasing responsibility, ending his service at Patina as Vice President of Operations. In addition, Mr. Brookman previously served as the Board Chairman for Coloradans for Responsible Energy Development and Protect Colorado. Mr. Brookman holds a B.S. in Petroleum Engineering from the Colorado School of Mines and a M.S. in Finance from the University of Colorado.
The Company also announces the promotion of James B. Lebeck to Executive Vice President and General Counsel. Mr. Lebeck has served as Senior Vice President and General Counsel since January 2023.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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